EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Kaspien Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Kaspien Holdings Inc. 2005 Long Term Incentive and Share Award Plan, common stock, $.01 par value	Rule 457(a)	343,654	$2.69	$924,429.26	.0000927	$85.69
Total Offering Amounts Total Fee Offsets Net Fee Due					$924,429.26

							$85.69

(1) Plus such additional number of shares of common stock as may be issued under the Kaspien Holdings Inc. 2005 Long Term Incentive and Share Award Plan in the event of a share dividend, recapitalization, share split, reverse split, reorganization, merger, amalgamation, consolidation or other similar dilutive event.

(2) Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of determining the registration fee and is based on the average of the reported high and low sales prices of the common shares on the Nasdaq Capital Market on August 29, 2022.